Filed Pursuant to Rule 424(b)(3)

File No. 333-271871

NUVEEN CALIFORNIA SELECT TAX-FREE INCOME PORTFOLIO (NYSE: NXC)

(THE “FUND”)

SUPPLEMENT DATED OCTOBER 13, 2023

TO THE FUND’S PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION (“SAI”)

DATED AUGUST 4, 2023, AS SUPPLEMENTED

1.

Kristen M. DeJong, CFA, has been named as a portfolio manager of the Fund. Scott R. Romans, PhD, will continue to serve as a portfolio manager for the Fund. The day-to-day operation of the Fund and the execution of its specific investment strategies is the primary responsibility of each of the Fund’s portfolio managers.

2.

Based on the foregoing, effective immediately, the following description of the Fund’s new portfolio manager has been added under the “Portfolio Manager” sub-section in the Prospectus and the “Portfolio Manager—Portfolio Management” sub-section in the SAI:

Kristen M. DeJong, CFA, is Managing Director and Portfolio Manager at Nuveen Asset Management, LLC (“NAM”). She began her career in the financial services industry in 2005 and joined NAM in 2008. She served as a research associate in the wealth management services area and then as a senior research analyst for NAM’s municipal fixed income team before assuming portfolio management responsibilities in 2021.

3.	Effective immediately, the following information is added to the table under the “Portfolio Manager—Other Accounts Managed” sub-section of the SAI:

Portfolio Managers	Type of Account Managed	Number of Accounts	Assets (millions)	Number of Accounts with Performance- Based Fees	Assets of Accounts with Performance- Based Fees

Kristen M. DeJong*	Registered Investment Companies	1	$819	0	$0
	Other Pooled Investment Vehicles	0	$0	0	$0
	Other Accounts	52	$15,427	0	$0

* Began serving as a portfolio manager of the Fund on October 13, 2023. Information provided is as of August 31, 2023.

4.	Effective immediately, the following information is added to the table under the “Portfolio Manager—Fund Shares Owned by the Portfolio Manager” sub-section of the SAI:

Portfolio Managers	Dollar Range of Equity Securities Beneficially Owned
Kristen M. DeJong*	None

* Began serving as a portfolio manager of the Fund on October 13, 2023. Information provided is as of August 31, 2023.

PLEASE KEEP THIS WITH YOUR FUND’S

PROSPECTUS AND SAI FOR FUTURE REFERENCE

EPR-NXCPS-1023P